ALTRA INDUSTRIAL MOTION ANNOUNCES RESULTS FOR THE
THIRD QUARTER 2006
QUINCY, MA — October 30, 2006
Altra Industrial Motion, Inc. announced that net income for the third quarter ended September 29, 2006 was $2.4 million compared to $0.7 million for the third quarter of 2005, an increase of 252.2%. Third quarter 2006 net sales were $113.0 million, compared to $85.2 million in the third quarter of 2005, an increase of 32.6%. Gross profit as a percentage of net sales for the third quarter of 2006 increased to 26.9% from 25.1% in the third quarter of last year. Third quarter 2006 operating income was $11.0 million compared to $5.3 million in the third quarter of 2005, an increase of 108.2%. For the third quarter, our Hay Hall acquisition and new linear business increased net sales by $19.7 million.
For the nine months ended September 29, 2006 net income was $10.4 million versus $2.7 million over the same time period in 2005, an increase of 292.3%. Net sales for the first nine months of 2006 were $347.5 million, compared to $273.5 million for the first nine months of 2005, an increase of 27.1%. Gross profit as a percentage of net sales for the first nine months of 2006 increased to 27.2% from 24.3% in the first nine months of 2005. Operating income for the first nine months of 2006 was $34.8 million compared to $17.1 million in the first nine months of 2005, an increase of 103.2%. For the first nine months of 2006, our Hay Hall acquisition and new linear business increased net revenues by $48.6 million. Revenue performance was driven by the strength of several key markets including energy, primary metals, and mining.
Michael L. Hurt, CEO, said, “Our financial performance for this third quarter of 2006 and for the first nine months of 2006 continued to be very strong. Our revenue growth was driven by strong target marketing initiatives in several key markets, new products for the energy market, and solid revenue growth in our distribution channel. The more than doubling of our operating income for both the third quarter of 2006 and the first nine months of 2006 compared to the same periods in 2005 reflects the operating improvements the management team has continued to implement which include low cost country sourcing of direct materials, lean manufacturing projects in our factories, product management initiatives to improve product line margins, and the contributions of our Hay Hall & Bear Linear acquisitions.”
Altra Industrial Motion, Inc.

	(Unaudited)
Statement of Operations Data:	13 Weeks Ended		39 Weeks Ended
In Thousands of Dollars	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005

Net sales	$112,953	$85,155	$347,511	$273,491
Cost of sales	82,528	63,784	252,959	206,906

Gross profit	30,425	21,371	94,552	66,585
Selling, general & operating expenses	20,858	16,078	61,171	49,441
OPEB Curtailment	(1,450)	0	(1,450)	0

Operating income	11,017	5,293	34,831	17,144
Interest expense	6,345	4,256	17,571	12,813
Other (income) expense	734	(10)	647	3

Income before taxes	3,938	1,047	16,613	4,328
Income taxes	1,491	352	6,165	1,665

Net income	$2,447	$695	$10,448	$2,663

Other Financial Data:
Depreciation & amortization	$3,565	$3,302	$10,311	$8,464
Non cash inventory step up costs	$0	$0	$2,278	$1,699
Capital expenditures	$2,427	$1,441	$6,537	$3,401

Balance Sheet Data:	(Unaudited)
In Thousands of Dollars	September 29, 2006	September 30, 2005

Assets:
Cash and cash equivalents	$5,760	$10,294
Trade Receivables, net	64,555	45,440
Inventories, net	73,691	53,432
Property, plant and equipment, net	81,511	63,621

Liabilities:
Current liabilities	$70,265	$60,503
Long-term debt	$226,018	$159,337

Stockholder’s equity	$37,942	$42,483
The company will conduct an investor conference call to discuss its unaudited third quarter financial results on Tuesday, October 31, 2006 at 11:30 AM EDT. The public is invited to listen to the conference call by dialing 800-895-1085 domestically or 785-424-1055 for international access, and asking to participate in the ALTRA conference call. A replay of the recorded conference call will be available from October 31, 2006 until November 07, 2006. To listen to the replay, dial 800-753-8591 domestically or 402-220-0686 for international access.
Altra Industrial Motion, Inc. is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 35 product lines with production facilities in six countries and sales coverage in over 70 countries. Our leading brands are Ameridrives, Boston Gear, Warner Electric, Formsprag Clutch, Industrial Clutch, Kilian, Marland Clutch, Nuttall Gear, Stieber and Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics and Huco Dynatork.
This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Altra Industrial Motion, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.
SOURCE: Altra Industrial Motion documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com